Microsoft Word 10.0.6612;


[GRAPHIC OMITTED][GRAPHIC OMITTED]




FOR:                                            FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 768-4930                                  (610) 642-8253



FOR IMMEDIATE RELEASE


        A.C. MOORE COMP STORE SALES INCREASE 5.6% FOR THE FOURTH QUARTER

                      -COMPANY REVISES FULL YEAR FORECAST-

BERLIN, NEW JERSEY, JANUARY 6, 2005 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) announced today that sales for the fourth quarter ended December 31, 2004 were $177.3 million, an increase of 18.4% over sales of $149.7 million for the fourth quarter ended December 31, 2003. Same store sales increased 5.6% versus the previous year.
Sales for the year ended December 31, 2004 were a record $497.6 million, an increase of 14.7% over sales of $433.9 million during the year ended December 31, 2003. Same store sales grew by 4% for the year.

A.C. Moore Chief Executive Officer Jack Parker commented, "Our comp store increase of 5.6% was very encouraging, with December being the strongest month of the quarter. We had an increase in both customer traffic and average sale with improved margins. Our seasonal sell through was excellent and our inventory is well positioned for 2005.

In spite of our strong comp store sales performance, we are lowering our full year earnings expectation to be in the $0.86 to $0.88 per share range as compared to our previous guidance of $0.94 to $0.97 per share. This would represent an increase in net income of 0% to 2% over 2003. These amounts include an estimated $0.15 per share reduction due to the accounting change that we have described in previous announcements. Excluding the accounting change, our net income results represent a 17% to19% increase over 2003.

                                     -more-

There were significant expenditures in our new distribution center to bring its operations up to an acceptable level of service to our stores and our customers. These expenses were required in the aftermath of the roof collapse in our old distribution center. We believe the money spent was necessary to protect our position in the market place and set the stage for a productive distribution center in 2005 and beyond.

We were also impacted to a lesser degree with additional costs associated with Sarbanes-Oxley compliance, insurance, and store openings.

Based on current expectations, A.C. Moore is presently forecasting the following for 2005:

     o    15 new store openings and the relocation of one existing store.

     o    Year over year sales growth in the range of 18% to 19%.

     o Comparable store sales growth in the mid-single digits. We expect a lower level in the first quarter due to calendar shifts and the loss of one day compared with the leap year in 2004.

     o Net income growth of 30% to 35% over 2004. This does not include the potential effect of accounting for stock based compensation, the impact of which is presently being reviewed.

A. C. Moore will host a conference call today, Thursday, January 6, 2005 at 11 a.m. EST to discuss these fourth quarter sales results and our 2005 forecast.

To participate, please call 719-457-2634. If you are unable to access the live call, please dial 719-457-0820 and enter pin number 275324 to access the taped digital replay. The replay will be available at approximately 1:00 p.m. on January 6th and will remain available until Wednesday, February 9th at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until January 6, 2006.


                                     -more-

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 96 stores on the eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, and other risks detailed in the Company's Securities and Exchange Commission filings.